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                                   EXHIBIT 4.1


                            CONSULTING AGREEMENT WITH

                                SAMUEL PREMKUMAR

                              DATED JANUARY 5, 2001


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                               CONSULTING CONTRACT


         This Consulting Agreement ("Agreement") made as of the 5th day of January, 2001, by and between Samuel Premkumar, a natural person residing at 127 Moreland Close Hampton Middlesex TW123YX England ("Consultant"), and Intelilabs.com Inc, at 1620 Water Gardens, 26th St. Santa Monica CA 90404, (the "Company," which term includes its Subsidiaries).

     Whereas the Company has expressed a need to obtain the services of an experienced consultant to provide service to the Company.

     Whereas the Consultant has professional knowledge and experience in the area of business consulting, identifying merger and acquisition targets and consulting on negotiations of such acquisitions.

     Now, therefore, for good and valuable consideration, the receipt of such and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. SCOPE. The Consultant shall promptly provide, as requested by the Company assistance in developing their business focus and bring potential acquisition or business relationships to the attention of management.

         2. TERM. The Term of this agreement shall begin on the date hereof and will expire (12) twelve months from the date.

         3. ASSIGNMENT & TERMINATION. This Agreement shall be considered unique and personal as to the Consultant's services. Therefore, the Consultant may subcontract any part of the Consultant's obligations undertaken pursuant to the Agreement with the consent of the Company having been first obtained. It is specifically understood and agreed that the Company may deny such authority to assign and any such denial shall not be deemed as an abuse of discretion. This Agreement may be terminated by either party for any reason whatsoever for the entire length of the contract with payment due only for work done. If the contract is not terminated then the contract shall endure for the term set forth in Paragraph 2 above.

         4. COMPENSATION. The Company agrees to retain the Consultant on an exclusive basis as its business Consultant. In consideration for its services, the Company agrees to compensate the Consultant and its referred firms and individuals in the following manner upon signing of this engagement letter:

         The Company will deliver, upon signing of this contract, to Consultant 300,000 shares of non-restricted common stock of Intelilabs.com (NASDAQ OTC BB:
ITEB) for the term of the contract.

         5. RELATIONSHIP. Nothing herein shall constitute the Consultant as an employee or


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agent of the Company except to such an extent as might  hereafter be agreed upon for a particular purpose. Except as expressly agreed, the Consultant shall have no authority to obligate or commit the Company in any manner whatsoever.

         6. INDEPENDENCE OF CONSULTANT. Consultant will work independently of all other consultants. Nothing herein shall link, tie, or bond Consultant with any other consultant or company providing service or advice to, or under contract with, Company. Each consultant hired independently acts and is required to follow all state, federal and securities laws. Consultant cannot be held responsible for the actions of any of the referred consultants.

         7. ADVICE & OPINIONS. The Company acknowledges that all opinions and advice, whether written or oral, rendered in conjunction with this agreement shall be used solely for the benefit of the Company and/or the Company's clients, and the Company agrees that no such opinion or advice shall be used for any other purpose and that the Company will not reproduce, disseminate, quote or refer to at any time, in any manner or form for whatever purpose, nor may the Company make public references to Consultant and/or use Consultant's name in any reports, releases, correspondence, or communications to third parties without the prior written consent of Consultant unless obligated under law.

         8. INDEMNITY. The parties agree to indemnify and hold each other harmless from any and all claims, liabilities and expenses incurred by or threatened against the indemnified party arising from this Agreement and its performance due to the indemnifying party's intentional misconduct or gross and wanton negligence, as determined by a court of proper Jurisdiction.

         9. NOTICE. All notice to be given under this Agreement shall be in writing, and may be given, served or made by depositing the same in the U.S. mail addressed to the party to be notified at the address herein set forth, post-paid and registered or certified with return receipt requested, or by recognized overnight delivery service, or by delivering the same in person to such party or facsimile with date stamp. The addresses of each Party is as follows:

If to Consultant:

127 Moreland Close
Hampton Middlesex
England TW123YX

If to Intelilabs.com
1620 Water Gardens, 26 St.
Santa Monica, CA 90404

         9. GOVERNING LAW. This Agreement shall be governed, interpreted and construed under the laws of the State of New Jersey.

Facsimile signatures on counterparts of the Agreement are hereby authorized and shall be acknowledged as if such facsimile signatures were an original execution, and this Agreement

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shall be deemed as executed when an executed facsimile hereof is transmitted by a party to any other party.

IN WITNESS:

Intelilabs.com                                       Consultant:

 ----------------------------                        ---------------------------
BY:    /s/ Zain Effendi                              BY:   /s/ Samuel Premkumar
   --------------------------                           ------------------------

Mr. Zain Effendi                                     Mr. Samuel Premkumar
CEO/President